Exhibit 5.1

Marc Adesso Phone: (312) 876-7160 marc.adesso@saul.com www.saul.com

February 2, 2022

Signal Hill Acquisition Corp.

2810 N. Church Street, Suite 94644

Wilmington, DE 19802-4447

Attn: Jonathan Bond, Chief Executive Officer

RE:	Registration Statement of Signal Hill Acquisition Corp.

Ladies and Gentlemen:

We have acted as special counsel to Signal Hill Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-262042) (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) up to 11,500,000 units (the “Units”) of the Company (including Units issuable by the Company upon exercise of the underwriters’ over-allotment option), each such unit consisting of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Public Warrant”) to purchase a share of Class A Common Stock, and (ii) all shares of Class A Common Stock (the “Unit Shares”) and all Public Warrants issued as part of the Units, as specified in the Registration Statement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the form of the Underwriting Agreement (the “Underwriting Agreement”), included as Exhibit 1.1 to the Registration Statement;

3. the Specimen Unit Certificate, included as Exhibit 4.1 to the Registration Statement;

4. the Specimen Class A Common Stock Certificate, included as Exhibit 4.2 to the Registration Statement;

5. the Specimen Warrant Certificate, included as Exhibit 4.3 to the Registration Statement; and

6. the form of the public warrant agreement proposed to be entered into by and between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Company, included as Exhibit 4.4 to the Registration Statement (the “Public Warrant Agreement”).

February 2, 2022

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, of the Company, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Units, the Unit Shares and the Public Warrants, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Units, when duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, and assuming the due authorization, execution and delivery thereof by Continental Stock Transfer & Trust Company, as transfer agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Units may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally.

2. The Unit Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Unit Shares will be validly issued, fully paid and non-assessable.

3. The Public Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Public Warrant Agreement, and assuming the due authorization, execution and delivery of the Public Warrants by the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that (i) the enforceability of the Public Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, possible judicial action and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Public Warrant Agreement or any related provision in the Public Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinions expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the Rules.

Very truly yours,

/s/ Saul Ewing Arnstein & Lehr LLP

SAUL EWING ARNSTEIN & LEHR LLP